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                                                                     EXHIBIT 5.2


              [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]




                                    November 19, 1999




CoreComm Limited
Cedar House
41 Cedar Avenue
Hamilton, HM
12, Bermuda

                            Registration Statement on Form S-3

Ladies and Gentlemen:

                  In connection with the referenced Registration Statement on Form S-3 (the "Registration Statement") filed today by CoreComm Limited (the "Issuer"), a Bermuda corporation, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render our opinion as to the legality of the securities being registered. The Registration Statement registers under the Act $175 million aggregate principal amount of the Issuer's 6% Convertible Subordinated Notes due 2006 (the "Convertible Notes"). The Convertible Notes were issued under an Indenture (the "Indenture"), dated as of October 6, 1999, between the Issuer, and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used and not
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November 19, 1999
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otherwise defined in this letter have the respective meanings given those terms in the Registration Statement.

                  In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i)      the Registration Statement (including its exhibits);

                  (ii) the Indenture included as Exhibit 4.3 to the Registration Statement;

                  (iii)    a form of the Convertible Notes; and

                  (iv) the Registration Rights Agreement, dated as of October 6, 1999, among the Issuer and Donaldson, Lufkin & Jenrette Securities Corporation, Wasserstein Perella Securities, Inc., Chase Securities Inc., Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as the initial purchasers (the "Initial Purchasers") (the "Registration Rights Agreement").

In addition, we have examined: (i) those corporate records of the Issuer that we have considered appropriate; and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion.

                  In our examination of the documents referred to above, and in rendering our opinion, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as certified,
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CoreComm Limited
November 19, 1999
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photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all the latter documents, (iv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete and
(v) the legal capacity of all individuals who have executed any of the documents which we examined.

                  We have also assumed that (i) the Issuer is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Issuer has all necessary corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement, the Indenture and the Convertible Notes, (iii) that the Indenture, the Registration Rights Agreement and the Convertible Notes have been duly executed and delivered, (iv) that the execution, delivery and performance of the Registration Rights Agreement, the Indenture and the Convertible Notes have been duly authorized by all necessary corporate action and do not violate the Issuer's organizational documents or the laws of the Issuer's jurisdiction of organization, (v) that the Indenture is a valid and binding agreement of the Trustee; and (vi) that the Registration Rights Agreement is a valid and binding agreement of the Initial Purchasers. We have also relied upon certificates of officers of the Issuer.

                  Based on the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Convertible Notes are valid and binding obligations of the Issuer enforceable against it in accordance with their terms.

                  Our opinion is subject to the qualification that the enforceability of the Indenture and the Convertible Notes may be (i) subject to bankruptcy, insolvency,
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November 19, 1999
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fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  Our opinion is limited to matters of New York law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, which are currently in effect.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON